Exhibit 10.5

SEPARATION AGREEMENT

THIS SEPARATION AGREEMENT (this “Agreement”) is entered into on June 15, 2011, by and between Avatar Holdings Inc., a Delaware corporation (the “Company”) and Jon Donnell (the “Executive”).

WHEREAS, the Executive and the Company (each, a “Party” and together, the “Parties”) are parties to an Employment Agreement dated as of October 19, 2010 (the “Employment Agreement”); and

WHEREAS, the Parties have agreed that the Executive’s employment with the Company will terminate as of June 15, 2011 (the “Termination Date”); and

WHEREAS, the Parties wish to set forth their respective rights and obligations in connection with the termination of Executive’s employment with the Company.

NOW, THEREFORE, based upon the mutual promises and conditions contained herein, the Parties agree as follows:

1.            Termination of Employment.  The Executive’s employment as Chief Executive Officer and a Director of the Company (and his employment in all other positions, offices and titles that he holds at the Company or any of its subsidiaries or affiliates immediately prior to the Termination Date) shall terminate as of the Termination Date, and in each case such termination shall be treated as a termination by Company without Cause (as defined in the Employment Agreement).

2.            The Executive’s Entitlements.  In connection with the foregoing, and in accordance with the applicable terms of the Employment Agreement, the Executive shall:

(a)           be paid any accrued and unpaid Base Salary (as defined in the Employment Agreement) and vacation earned but unused through the Termination Date, such payment to be made within 10 days following the Effective Date (as defined in Section 5(g) below);

(b)           be paid an amount equal to $1,000,000.00 (two times the Executive’s Base Salary), such payments to be made in equal installments on the Company’s regular payroll dates over the period commencing on the first payroll date following the Effective Date and ending on the date that is six months after such date;

(c)           be provided continued coverage under the Benefits Plans (as defined in the Employment Agreement) from the Termination Date through December 31, 2012, on terms and conditions set forth in such plans (as they may be amended from time to time) as if the Executive continued to be employed by Company during such period;

(d)           vest in the number of shares of restricted stock subject to the Time-Based Award (as defined in the Employment Agreement) equal to (i) the number of shares subject to the Time-Based Award that would have vested on December 31, 2011, multiplied by (ii) a fraction, the numerator of which is equal to the number of days Executive worked from January 1, 2011, through the Termination Date and and the denominator of which is 365; and

(e)           vest in the number of shares of restricted stock subject to the Performance-Based Award (as defined in the Employment Agreement) equal to the number of shares subject to the Performance-Based Award that would have vested on December 31, 2011, in accordance with Section 4(a)(ii) of the Employment Agreement.

3.            Mutual Release of Claims.

(a)           Release by the Executive.  The Executive, on his own behalf and on behalf of his heirs, executors, administrators and legal representatives (collectively, the “Executive Parties”) hereby irrevocably and unconditionally releases and forever discharges the Company and its shareholders, employees, officers and directors (collectively, the “Company Parties”) from any and all claims, actions, causes of action, rights, judgments, obligations, damages, demands, accountings or liabilities of whatever kind or character (collectively, “Claims”), whether known or unknown, whether now existing or hereafter arising, that any Executive Party may have, may have had, or may hereafter have, and that are based in whole or in part on facts, whether or not now known, existing prior to the Effective Date, regarding any matter whatsoever, including but not limited to any Claim based on Title VII of the Civil Rights Act of 1964; the Americans With Disabilities Act; the Fair Labor Standards Act; the Equal Pay Act; the Family and Medical Leave Act; the Executive Retirement Income Security Act of 1974 (except as to claims pertaining to vested benefits under employee benefit plans maintained by the Company); the Occupational Safety and Health Act; the Worker Adjustment and Retraining Notification Act; the National Labor Relations Act; the Immigration Reform and Control Act; all applicable amendments to the foregoing acts and laws; and any common law, public policy, contract (whether oral or written, express or implied) and tort law, and any other local, state, federal or foreign law, regulation or ordinance having any bearing whatsoever on the Executive’s employment relationship with, and service as an employee, officer or director of, the Company, and the termination of such relationship or service, or any other matter whatsoever; provided, however, that this Agreement shall not release any rights or entitlements of the Executive that arises under or is preserved by this Agreement.

(b)           Release by the Company.  The Company, on behalf of itself and the Company Parties, hereby releases, acquits and forever discharges the Executive and the Executive Parties from any and all Claims, whether known or unknown, whether now existing or hereafter arising, at law or in equity, that any Company Party may have, may have had, or may hereafter have, and that are based in whole or in part on facts, whether or not now known, existing prior to the Effective Date, regarding any matter whatsoever, other than claims based on the Executive’s willful misconduct, fraud or gross neglect.

4.            Restrictive Covenants.

(a)           Unauthorized Disclosure.  Without the prior written consent of the Company, except to the extent required by an order of a court having competent jurisdiction or under subpoena from an appropriate government agency, in which event Executive shall use his best efforts to consult with the Company prior to responding to any such order or subpoena, Executive shall not disclose any confidential or proprietary trade secrets, customer lists, drawings, designs, marketing plans, management organization information (including but not limited to data and other information relating to members of the Board of Directors (the “Board”), the Company, or any of its affiliates or to the management of the Company or any of its affiliates), operating policies or manuals, business plans, financial records, or other financial, commercial, business or technical information (i) relating to the Company or any of its affiliates; or (ii) that the Company or any of its affiliates may receive belonging to customers or others who do business with the Company or any of its affiliates (collectively, “Confidential Information”) to any third Person (as defined below) unless such Confidential Information has been previously disclosed to the public generally or is in the public domain, in each case, other than by reason of Executive’s breach of this Section 4(a).

(b)           Non-Competition.  For the six-month period commencing on the Termination Date (the “Restriction Period”), Executive shall not, directly or indirectly, own any interest in, operate, join, control or participate as a partner, shareholder, member, director, manager, officer, or agent of, enter into the employment of, act as a consultant to, or perform any services for any entity that is in competition with the business of the Company or any of its affiliates within 100 miles of any jurisdiction in which the Company or any of its affiliates is engaged, or in which any of the foregoing has documented plans to become engaged of which Executive has knowledge as of the Termination Date; provided, however, that it shall not be a violation of this Section 4(b) if the Executive owns less than 5% (as a passive investment) in any public company.

(c)           Non-Solicitation of Employees.  During the Restriction Period, Executive shall not, directly or indirectly, for Executive’s own account or for the account of any other natural person, partnership, limited liability company, association, corporation, company, trust, business trust, governmental authority or other entity (each, a “Person”) in any jurisdiction in which the Company or any of its affiliates has commenced or has made plans to commence operations during the Term (as defined in the Employment Agreement), (i) solicit for employment, employ or otherwise interfere with the relationship of the Company or any of its affiliates with any natural person throughout the world who is or was employed by or otherwise engaged to perform services for the Company or any of its affiliates at any time during the Term; or (ii) induce any employee of the Company or any of its affiliates to engage in any activity which Executive is prohibited from engaging in under any of this Section 4 or to terminate such employee’s employment with the Company or such affiliate.

(d)           Non-Solicitation of Business Relationships.  During the Restriction Period, Executive shall not, directly or indirectly, for Executive’s own account or for the account of any other Person, in any jurisdiction in which the Company or any of its affiliates has commenced or made plans to commence operations, solicit, interfere with, or otherwise attempt to establish any business relationship of a nature that is competitive with the business or relationship of the Company or any of its affiliates with any Person throughout the world which is or was a customer, client, distributor, supplier or vendor of the Company or any of its affiliates at any time during the Term.

(e)           Non-Disparagement.  Executive agrees that he shall not, directly or indirectly, engage in any conduct or make any statement disparaging or criticizing in any way the Company or any of its affiliates or any of their personnel, nor shall he, directly or indirectly, engage in any other conduct or make any other statement that could be reasonably expected to impair the goodwill of the Company or any of its affiliates, or the reputation of the Company or any of its affiliates, in either case except to the extent required by law, and then only after consultation with the Company to the extent possible, or to enforce the terms of this Agreement.

(f)           Return of Documents.  Promptly following the Termination Date, Executive shall deliver to the Company (i) all property of the Company and any of its affiliates then in Executive’s possession; and (ii) all documents and data of any nature and in whatever medium of the Company and any of its affiliates, and Executive shall not take with Executive any such property, documents or data or any reproduction thereof, or any documents containing or pertaining to any Confidential Information.

(g)           Cooperation.  Executive agrees that he will cooperate in all reasonable respects with the Company and its affiliates in connection with any and all existing or future litigation, actions or proceedings (whether civil, criminal, administrative, regulatory or otherwise) brought by or against the Company or any of its affiliates, to the extent the Company reasonably deems Executive’s cooperation necessary.  The Company shall reimburse Executive for all reasonable out-of-pocket expenses incurred by Executive as a result of such cooperation.

5.            Miscellaneous.

(a)           Public Announcements.  The Executive and the Company shall jointly draft, and shall mutually agree on, any press release, regulatory filing, or other public statement that is made by the Company and that relates to this Agreement or to the Executive’s employment with, or services for, the Company or to the termination thereof.

(b)           Tax Withholding; Section 409A.  The Company shall withhold from any amount or benefit payable under this Agreement any taxes that it is required to withhold by applicable law or regulation.  Notwithstanding anything herein to the contrary, this Agreement is intended to be interpreted and applied so that the payment of the benefits set forth herein either shall either be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) or shall comply with the requirements of such provision.  Notwithstanding anything herein to the contrary, if the Executive is a “specified employee” (within the meaning of Section 409A of the Code (“Section 409A”)), any payments or arrangements due on or after the Separation Date under any arrangement that constitutes a “deferral of compensation” (within the meaning of Section 409A) and which do not otherwise qualify under the exemptions under Treas. Regs. Section 1.409A, shall be delayed and paid or provided on the earlier of (i) the date which is six months after the Executive’s “separation from service” (as such term is defined in Section 409A) for any reason other than death, and (ii) the date of his death.  After the Effective Date, the Executive shall have no duties or responsibilities that are inconsistent with having a “separation from service” as of such date.  Any amounts otherwise payable to the Executive on or after the Effective Date that are not so paid by reason of this Section 5(b) shall be paid as soon as practicable after, and in any event within thirty (30) days after, the date that is six months after the Executive’s separation from service (or, if earlier, the date of his death).  Each payment under this Agreement or otherwise shall be treated as a separate payment for purposes of Section 409A.

(c)           Notice.  Any notice or other communication required or permitted to be delivered under this Agreement shall be (i) in writing; (ii) delivered personally, by facsimile, by electronic mail, by courier service or by certified or registered mail, first class postage prepaid and return receipt requested; (iii) deemed to have been received on the date of delivery or, if so mailed, on the third business day after the mailing thereof; and (iv) addressed to the party as set forth below (or to such other address as the party entitled to notice shall hereafter designate in accordance with the terms hereof).

If to Employee:                                     Jon Donnell
1800 Ben Franklin Drive #706
Sarasota, Florida 34236

With a copy to:                                    Greene, Hamrick Perrey Quinlan & Schermer, P.A.
601 12th Street West
Bradenton, Florida 34205
Attention: Robert Greene
Facsimile: 941-748-8708

If to the Company:                               Avatar Holdings Inc.
201 Alhambra Circle, 12th Floor
Coral Gables, Florida 33134
Attention: Chairman of the Board and General Counsel
Facsimile: (305) 441-7876

with a copy to:                                      Morrison Cohen LLP
909 Third Avenue
New York, New York 10022
Attention: David A. Scherl, Esq.
Facsimile: (212) 735-8608

or to such other address as any party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

(d)           Amendment or Modification; Waiver.  No provision of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is set forth in a writing that expressly identifies provisions being amended and that is signed by the Parties.  No waiver by any person or entity of any breach of any condition or provision contained in this Agreement shall be deemed a waiver of any similar or dissimilar condition or provision at any prior or subsequent time.  To be effective, a waiver must be set forth in a writing that is signed by the waiving person or entity and that expressly identifies the condition or provision breach of which is being waived.

(e)           Binding Effect.  This Agreement shall be binding on and inure to the benefit of the Company and its successors and assigns and the Executive and the Executive’s heirs, executors, administrators and legal representatives.

(f)            Entire Agreement.  This Agreement constitutes the entire understanding and agreement between the Parties concerning the specific subject matter hereof and supersedes in its entirety, as of the Effective Date, any prior agreement between the Parties, including but not limited to the Employment Agreement.

(g)           Effective Date.  The Executive acknowledges that he has been given a period of at least twenty-one (21) calendar days to review and consider the provisions of this Agreement.  The Executive further understands and acknowledges that he has seven (7) calendar days following the execution of this Agreement to revoke his acceptance of this Agreement.  This Agreement will not become effective or enforceable until after the seven (7) day period to revoke this Agreement has expired without the Executive’s revocation.  The effective date of this Agreement (the “Effective Date”) shall be the eighth (8th) day following its execution by the Executive, provided the Executive shall not have timely revoked this Agreement in accordance with the foregoing prior to such eighth (8th) day.

(h)           Governing Law.  This Agreement shall be governed, construed, performed and enforced in accordance with its express terms and otherwise in accordance with the laws of the State of New York, without reference to principles of conflicts of law.

(i)           Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.  Signatures delivered by facsimile and/or “pdf” shall be deemed effective for all purposes.

(j)           Headings.  The headings of the sections and sub-sections contained in this Agreement are for the convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date and year first above written.

AVATAR HOLDINGS INC.

By:	/s/Joshua Nash
Name:	Joshua Nash
Title:	Chairman, Board of Directors

JON DONNELL

/s/ Jon Donnell